INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Nationwide Life Insurance Company:




We consent to the use of our report for Nationwide Life Insurance Company and subsidiaries dated January 30, 2003, included herein, and to the reference to our firm under the heading "Services" in the Statement of Additional Information (File No. 333-106908). Our report for Nationwide Life Insurance Company and subsidiaries refers to a change to the method of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets.





KPMG LLP
Columbus, Ohio
October 21, 2003